Exhibit 2.2

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) to the AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), dated May 14, 2013, among Independent Bank Corp. (“Buyer”), Rockland Trust Company (“Buyer Bank”), Mayflower Bancorp, Inc. (“Company”) and Mayflower Co-operative Bank (“Company Bank”) is entered into effective as of August 6, 2013 by and among Buyer, Buyer Bank, Company and Company Bank. Capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement.

WHEREAS, Section 6.01(e) of the Merger Agreement requires, as a condition to the respective obligations of Buyer and Company to consummate the Merger, that the Buyer and Company shall each have received an opinion from its respective outside counsel to the effect that the Merger is treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code (the “Tax Opinions”); and

WHEREAS, it is the intent of the parties hereto that the delivery of the Tax Opinions be a non-waivable condition to the respective obligations of Buyer and Company to consummate the Merger (the “Condition”), as specified in Section 6.01 of the Merger Agreement; and

WHEREAS, the parties hereto desire to amend the Merger Agreement to remove any ambiguity with respect to the non-waivable nature of the Condition arising as a result of the general waiver and amendment provision of Section 9.02 of the Merger Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Amendment agree as follows:

1.        Amendment. Section 9.02 of the Merger Agreement is deleted in its entirety and replaced with the following:

Section 9.02 Waiver; Amendment. Prior to the Effective Time, except for the conditions set forth in Section 6.01(e) and the introductory language of Section 6.01 relating to Section 6.01(e), which may not be waived or amended in any circumstance, or as otherwise expressly provided by this Agreement, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by law requires approval by the shareholders of Buyer or Company without obtaining such approval.

2.        Merger Agreement. Except to the extent specifically amended hereby, the Merger Agreement is and shall be unaffected and shall remain in full force and effect. Each of the parties hereto acknowledges, confirms and ratifies its respective obligations under the Merger Agreement. The parties hereto acknowledge and confirm that for all purposes of the Merger Agreement, the term “Merger Agreement” shall mean the Merger Agreement as amended by and through the date of this Amendment and as further amended from time to time hereafter.

3.        Successors and Assigns. Except as otherwise provided herein, this Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.        Counterparts. This Amendment may be executed in separate counterparts (by facsimile, photo or other electronic means) and may be delivered by electronic mail in “portable document format” (“.pdf”) form or via facsimile, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

5.        Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of The Commonwealth of Massachusetts, without regard for conflict of law provisions.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of this 6th day of August, 2013.

INDEPENDENT BANK CORP.

By:	/s/ Christopher Oddleifson
Name:	Christopher Oddleifson
Title:	President and Chief Executive Officer

ROCKLAND TRUST COMPANY

By:	/s/ Christopher Oddleifson
Name:	Christopher Oddleifson
Title:	President and Chief Executive Officer

MAYFLOWER BANCORP, INC.

By:	/s/ Edward M. Pratt
Name:	Edward M. Pratt
Title:	President and Chief Executive Officer

MAYFLOWER CO-OPERATIVE BANK

By:	/s/ Edward M. Pratt
Name:	Edward M. Pratt
Title:	President and Chief Executive Officer